UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2019

DUCOMMUN INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	001-08174	95-0693330
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Sandpointe Avenue, Suite 700, Santa Ana, California		92707-5759
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (657) 335-3665

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value per share	DCO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On October 8, 2019, Ducommun LaBarge Technologies, Inc. (the “Buyer”), an Arizona corporation and wholly-owned subsidiary of Ducommun Incorporated, a Delaware corporation (the “Company”), entered into and closed an Agreement and Plan of Merger (the “Nobles Merger Agreement”) with Nobles Parent, Inc. (“Nobles Parent”), a Delaware corporation, DLT Acquisition, Inc., a Delaware corporation (“Merger Sub”), and Levine Leichtman Capital Partners Private Capital Solutions, L.P., a Delaware limited partnership, in its capacity as stockholder representative (the “Stockholder Representative”).

Upon the terms and subject to the conditions set forth in the Nobles Merger Agreement, on October 8, 2019, Merger Sub merged with and into Nobles Parent, with Nobles Parent surviving the merger, resulting in Nobles Parent becoming a wholly-owned subsidiary of Buyer and an indirect wholly-owned subsidiary of the Company (the “Nobles Acquisition”). The purchase price for the Nobles Acquisition consisted of $77.0 million in cash (the “Purchase Price”), subject to adjustments for cash, indebtedness and transaction expenses. The Nobles Merger Agreement contains customary representations and warranties, covenants and agreements of the parties.

The foregoing description of the Nobles Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the actual terms of the Nobles Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference. The Nobles Merger Agreement has been included to provide investors with information regarding its terms and is not intended to provide any financial or other factual information about Nobles Parent, Buyer or the Company. In particular, the representations, warranties and covenants contained in the Nobles Merger Agreement (i) were made only for purposes of that agreement and as of specific dates, (ii) were solely for the benefit of the parties to the Nobles Merger Agreement, (iii) may be subject to limitations agreed upon by the parties, including being qualified by disclosures made for the purposes of allocating contractual risk between the parties to the Nobles Merger Agreement instead of establishing those matters as facts and (iv) may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Nobles Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company. Accordingly, investors should read the representations and warranties in the Nobles Merger Agreement not in isolation but only in conjunction with the other information about the Company and its subsidiaries that the Company includes in reports, statements and other filings it makes with the Securities and Exchange Commission (the “SEC”).

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information contained in Item 1.01 regarding the Nobles Acquisition is incorporated into this Item 2.01 by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 7, 2019, the Company borrowed $77.6 million under its revolving credit facility (the “Revolving Credit Facility”) under the Credit Agreement, dated November 21, 2018, as amended (the “Credit Agreement”), among the Company, certain of its subsidiaries, Bank of America, N.A., as administrative agent, swingline lender and issuing bank, and other lenders party thereto to fund the full Purchase Price. Following the draw down, the Company had approximately $22.4 million available for borrowing under the Revolving Credit Facility.

A summary of the material terms of the Revolving Credit Facility and the Credit Agreement is included in the Company’s Current Report on Form 8-K filed with the SEC on November 26, 2018 and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

The information contained in this Current Report on Form 8-K that is furnished under this Item 7.01, including the accompanying Exhibit 99.1, is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liability of that section. The information contained in this Current Report on Form 8-K that is furnished under this Item 7.01, including the accompanying Exhibit 99.1, shall not be incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act whether made before or after the date hereof, except as shall be expressly set forth by specific reference in such a filing.

On October 9, 2019, the Company issued a press release announcing the Nobles Acquisition.

A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

2.1	Agreement and Plan of Merger, by and among Nobles Parent, Inc., a Delaware corporation, Ducommun LaBarge Technologies, Inc., an Arizona corporation, DLT Acquisition, Inc., a Delaware corporation, and the Stockholder Representative.*

99.1	Press Release dated October 9, 2019 relating to the Nobles Acquisition.

*	Schedules and Exhibits have been omitted. The Company agrees to furnish supplemental copies of any of the omitted schedules to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUCOMMUN INCORPORATED
(Registrant)

Date: October 9, 2019	By:	/s/ Christopher D. Wampler
Christopher D. Wampler
V.P., Interim Chief Financial Officer and Treasurer, and Controller and Chief Accounting Officer